EXHIBIT 23.1

Consent of Independent Auditors

We consent to the use of our report dated February 19, 2001, with respect to the consolidated financial statements of Front Royal, Inc. included in the Form 8-K/A dated November 12, 2002 of Argonaut Group, Inc.

/s/  Ernst & Young LLP

Richmond, Virginia
November 12, 2002